Exhibit 10.1
December 31, 2015

Joseph B. Myers
310 Sharpe Lane
Alpharetta, GA 30022

RE:    Separation Agreement

Dear Joe:

This Separation Agreement (the “Agreement”) constitutes an agreement between you and xpedx, LLC, a subsidiary of Veritiv Corporation (the “Company’) on the terms of your separation from employment with us. As used in this Agreement, the Company shall also include Veritiv Corporation and its subsidiaries and affiliates and any of their predecessors (including but not limited to Unisource Worldwide, Inc. and xpedx, LLC). Unless otherwise expressly defined herein, all capitalized terms used herein shall have the meanings set forth for such terms in the Veritiv Corporation Executive Severance Plan (the “Severance Plan”).
1.    Your last day of employment and Date of Termination will be December 31, 2015, and you will be paid the Accrued Benefits through that date in accordance with the Severance Plan. You acknowledge that, except as expressly provided in this Agreement or as otherwise required by applicable law, you will not receive any additional compensation, severance or other benefits of any kind following the Date of Termination.

2.    In connection with your separation of employment, you will resign all of your positions at the Company as of the Date of Termination, and you will execute such additional documents as requested by the Company to evidence the foregoing. You further agree to cooperate with the Company with regard to any legal or regulatory matters as the Company may reasonably request.

3.    In consideration for your execution of the General Release in the form attached hereto as Appendix A (“Release”) and the other promises contained herein, you will receive the benefits described in the Severance Plan arising from a Qualified Termination by the Company not in connection with a Change in Control. Any and all amounts payable and benefits contemplated by this Agreement will only be payable if you (i) execute the Release and deliver it to the Company within forty-five (45) days of the Date of Termination, and (ii) do not revoke the Release. An execution copy of the Release will be provided to you on or around the Date of Termination.

4.    The Company and you agree not to make or publish, or cause to be made or published (including on-line), any derogatory or disparaging statements, remarks or writing about each other. For purposes of the Company, this term shall apply to the Company’s products, businesses, services, or current or former officers, directors and employees.

5.    You acknowledge and agree to comply with any and all continuing obligations you owe to the Company under agreements relating to nondisclosure of confidential information, non-competition, inventions or intellectual property, or other restrictive covenants, and you further acknowledge and agree that payments under the Severance Plan are expressly conditioned upon compliance with such agreements.

6.    This Agreement, the Release attached hereto, and the Severance Plan, along with any agreements referenced in any of the foregoing, constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral. You agree that you have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement. In the event that any provision of this Agreement should be held to be invalid or unenforceable, each and all of the other provisions of this Agreement will remain in full force and effect. If any provision of this Agreement is found to be invalid or unenforceable, such provision will be modified as necessary to permit this Agreement to be upheld and enforced to the maximum extent permitted by law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles. This Agreement may be executed by the parties hereto in counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

To accept this Agreement, please date and sign this letter below and return it to me for the Company’s records.

Kind regards,

/s/ Mary A. Laschinger

By signing this Agreement, I agree that I have read the entire Agreement, understand its meaning, and voluntarily agree to its terms. I also understand that this Agreement is a legal document, and by signing it I am giving up certain legal rights. The Company advised me to consult with an attorney and I had enough time to obtain independent counsel if I chose to do so.

/s/ Joseph B. Myers
Employee Signature

Joseph B. Myers
Print Name

December 31, 2015
Date

Encl.     Appendix A, General Release

APPENDIX A
GENERAL RELEASE
This General Release (this “Release”) is entered into by and between Joseph Myers (“Executive”) and Veritiv Corporation (the “Company”) as of the 31st day of December 2015.
1.    Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of December 31, 2015. As used in this Release, the term “affiliate” will mean any entity controlled by, controlling, or under common control with, the Company.
2.    Payments and Benefits. Upon the effectiveness of the terms set forth herein, the Company will provide Executive with the benefits set forth in Section 4(a) of the Veritiv Corporation Executive Severance Plan (the “Severance Plan”), upon the terms, and subject to the conditions, of the Severance Plan.
3.    No Admission of Liability. This Release does not constitute an admission by the Company or its affiliates or their respective officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.
4.    Claims Released by Executive. In consideration of the payments and benefits set forth in Section 4(a) of the Severance Plan, Executive for himself/herself, his/her heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its respective affiliates and their respective predecessors, successors and assigns (the “Veritiv Group”) and each of its officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, expenses, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Veritiv Group, from the beginning of time and up to and including the date Executive executes this Release. This Release includes, without limitation: (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, wage and hour violations, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing, whether based in common law or any federal, state or local statute; (d) claims under or associated with any of the Veritiv Group’s incentive compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1963, and the Americans with Disabilities Act of 1990, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Lilly Ledbetter Fair Pay Act, or any other foreign, federal, state or local law or judicial decision); (f) claims arising under the Employee Retirement Income Security Act; and (g) any other statutory or common law claims related to Executive’s employment with the Veritiv Group or the separation of Executive’s employment with the Veritiv Group.
Without limiting the foregoing paragraph, Executive represents that he/she understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Veritiv Group as of the date he/she signs this Release. This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act. Executive acknowledges that as of the date he/she signs this Release, he/she may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626, and he/she voluntarily relinquishes any such rights or claims by signing this Release.
Notwithstanding the foregoing provisions of this Section 4, nothing herein will release the Veritiv Group from (i) any obligation under the Severance Plan, including without limitation Section 4(a) of the Severance Plan; (ii) any obligation to provide all benefit entitlements under any Company benefit or welfare plan that were vested as of the Separation Date, including the Company’s 401(k) plan and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; and (iii) any rights or claims that relate to events or circumstances that occur after the date that Executive executes this Release. In addition, nothing in this Release is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission or any state or local human rights commission in connection with any claim Executive believes he/she may have against the Releasees. However, by executing this Release, Executive hereby waives the right to recover any remuneration, damages, compensation or relief of any type whatsoever from the Company in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any similar state commission or in any proceeding brought by the Equal Employment Opportunity Commission or any similar state commission on Executive’s behalf.
5.    Representations. Executive acknowledges and represents that, as an employee of the Company and its affiliates, he/she has been obligated to, and has been given the full and unfettered opportunity to, report timely to the Company any conduct that would give rise to an allegation that the Company or any affiliate has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way, even if such conduct is not, or does not appear to be, a violation of any law. Executive acknowledges that a condition of the payment of the benefits under Section 2 of this Release is his/her truthful and complete representation to the Company regarding any such conduct, including but not limited to conduct regarding compliance with the Company’s Code of Business Conduct and Ethics, policies and procedures, and with all laws and standards governing the Company’s business. Executive’s truthful and complete representation, based on his/her thorough search of his/her knowledge and memory, is as follows: Executive has not been directly or indirectly involved in any such conduct; no one has asked or directed him/her to participate in any such conduct; and Executive has no specific knowledge of any conduct by any other person(s) that would give rise to an allegation that the Company or any affiliate has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way.
6.    Bar. Executive acknowledges and agrees that if he/she should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees (with the exception of the filing of charges of discrimination contemplated by Section 4 of this Release) with respect to any cause, matter or thing which is the subject of the release under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees, along with the benefits set forth in Section 4 of the Severance Plan.
7.    Governing Law. This Release will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.
8.    Acknowledgment. Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that he/she has been advised by the Company to seek the advice of legal counsel before entering into this Release. Executive acknowledges that he/she was given a period of 45 calendar days within which to consider and execute this Release, and to the extent that he/she executes this Release before the expiration of the 45 calendar day period, he/she does so knowingly and voluntarily and only after consulting his/her attorney. Executive acknowledges and agrees that the promises made by the Veritiv Group hereunder represent substantial value over and above that to which Executive would otherwise be entitled.
9.    Revocation. Executive has a period of 7 calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company pursuant to Section 16 of the Severance Plan. This Release will not become effective or enforceable until such revocation period has expired. Executive understands that if he/she revokes this Release, it will be null and void in its entirety, and he/she will not be entitled to any payments or benefits provided in this Release, including without limitation under Section 2 of the Release.
10.    Miscellaneous. The Separation Agreement and this Release, together with the Severance Plan and any agreements concerning restrictive covenants referenced in Section 7 of the Severance Plan, represents the final and entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release will remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision will be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. Executive agrees to execute such other documents and take such further actions as reasonably may be required by the Veritiv Group to carry out the provisions of this Release.
11.    Counterparts. This Release may be executed by the parties hereto in counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

IN WITNESS WHEREOF, the parties have executed this Release on the date first set forth above.
VERITIV CORPORATION

By:______________________________
Its:______________________________

EXECUTIVE
________________________________